Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Current Report on Form 8-K/A of Frequency Electronics, Inc. of our report dated April 16, 2012 on our audits of the consolidated financial statements of Elcom Technologies, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011.

/s/ Becher, Della Torre, Gitto & Company
Becher, Della Torre, Gitto & Company

Ridgewood, New Jersey

May 7, 2012